Exhibit 99.2

ELDORADO RESORTS ANNOUNCES FOURTEEN DAY CLOSING OF GRAND VICTORIA CASINO IN ELGIN, ILLINOIS

RENO, Nev (March 15, 2020) – Eldorado Resorts, Inc. (NASDAQ: ERI) (“Eldorado,” “ERI,” or “the Company”) announced today that it will close Grand Victoria Casino Elgin for fourteen days to comply with the Illinois Gaming Board (IGB) order to limit/prohibit mass gatherings in the state of Illinois.

While there have been no reported cases of COVID-19 at the property, the Company will close Grand Victoria Elgin to the public at 11:59PM CST on Sunday, March 15, 2020.

The safety and well-being of our team members and guests is our highest priority. Eldorado Resorts has issued guidance that follows stringent CDC recommended protocols at its properties nationwide including frequent handwashing by team members, increased placement of hand sanitizers and increased sanitation of frequently touched surfaces. The Company has been advising all team members who are experiencing flu like symptoms to go home immediately and contact their health care professional.

The Company is continuing to monitor developments related to COVID-19 and reinforcing our policies as necessary. For additional information, please visit our website at www.grandvictoriacasino.com

About Eldorado Resorts, Inc.

Eldorado Resorts is a leading casino entertainment company that owns and operates twenty-three properties in eleven states, including Colorado, Florida, Illinois, Indiana, Iowa, Louisiana, Mississippi, Missouri, Nevada, New Jersey, and Ohio. In aggregate, Eldorado’s properties feature approximately 23,900 slot machines, VLTs and e-tables and approximately 660 table games, and over 11,300 hotel rooms. For more information, please visit www.eldoradoresorts.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, statements regarding expectations, future operating results and other information that is not historical information. When used in this press release, the terms or phrases such as “anticipates,” “believes,” “projects,” “plans,” “intends,” “expects,” “might,” “may,” “estimates,” “could,” “should,” “would,” “will likely continue,” and variations of such words or similar expressions are intended to identify forward-looking statements, and may include statements regarding COVID-19, the length of time Grand Victoria Elgin will remain closed and whether the Company will be required to close other properties. Although our expectations, beliefs and projections are expressed in good faith and with what we believe is a reasonable basis, there can be no assurance that these expectations, beliefs and projections will be realized. There are a number of risks and uncertainties that could cause our actual results to differ materially from those expressed in the forward-looking statements made herein. Such risks, uncertainties and other important factors include, but are not limited to the impact of COVID-19 and other widespread health emergencies and other risks and uncertainties are described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

In light of these and other risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur. These forward-looking statements speak only as of the date of this press release, even if subsequently made available on our website or otherwise, and we do not intend to update publicly any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made, except as may be required by law.

Contact:

Brian Agnew

Eldorado Resorts

775-328-0112

investorrelations@eldoradoresorts.com

Joseph N. Jaffoni, Richard Land, James Leahy

JCIR

212-835-8500

eri@jcir.com